UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): May 16, 2008

PRUDENTIAL FINANCIAL, INC.

(Exact name of registrant as specified in its charter)

New Jersey	001-16707	22-3703799
(State or other jurisdiction	(Commission File	(I.R.S. Employer
of incorporation)	Number)	Identification No.)

751 Broad Street

Newark, New Jersey 07102

(Address of principal executive offices and zip code)

(973) 802-6000

(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

Prudential Financial, Inc. (the “Company”) previously reported the retirement of Arthur F. Ryan as Chief Executive Officer, effective January 1, 2008, and as Chairman of the Board of Directors of the Company, effective immediately following the Company’s Annual Meeting of Shareholders held on May 13, 2008. Mr. Ryan’s employment with the Company will end May 31, 2008. On May 13, 2008, the Compensation Committee of the Board of Directors of the Company awarded Mr. Ryan a bonus in respect of calendar year 2008 in the amount of $3,250,000, to be paid to him in June, 2008. All other compensation and benefits to be received by Mr. Ryan in connection with his retirement will be paid or made available in accordance with the existing terms of the plans and arrangements of the Company in which he participates.

Consistent with the Company’s commitment to the communities in which it does business, the Company intends to make charitable contributions in the aggregate amount of approximately $5 million to certain Newark based non-profit organizations with which the Company has long standing relationships, in honor of Mr. Ryan.

As previously reported, John R. Strangfeld has succeeded Mr. Ryan as Chief Executive Officer and Chairman of the Board of Directors.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: May 16, 2008

PRUDENTIAL FINANCIAL, INC.

By:	/s/ Brian J. Morris
Name: Brian J. Morris
Title: Vice President and Assistant Secretary